Exhibit 10.18

Managed Healthcare Associates, Inc.

MHA 2000 Member Agreement

This Agreement is entered into this 5th day of July, 1995 between Managed Healthcare Associates, Inc. of Florham Park, NJ and BJK/Chem RX (herein referred to as the MHA 2000 “Provider”) with offices at, 3700 Oceanside, RD, Oceanside, NY

Realizing the special needs and objectives of our larger LTC Providers, MHA has launched its MHA 2000 that offers additional incentives based on program commitment, volume, and enhanced professional service. Listed below are the services provided by MHA and the MHA 2000 Member commitments.

I.                                       Services Performed by MHA:

a.               MHA will negotiate special volume based incentives and market share rebate programs, geared towards the committed MHA 2000 Member.

b.              MHA will institute a “Preferred Rebate” Processing Program in cooperation with the participating MHA 2000 Pharmaceutical Manufacturers and Wholesalers.

c.               MHA will provide personal corporate support to the branch level of our MHA 2000 Providers.

d.              MHA will have a dedicated Professional Account Representative (PAR) both internal and external to handle and expedite the day to day business issues that develop.

e.               MHA will provide Drug Utilization Information analysis to its MHA 2000 members. This service will include cash flow improvement, management of most profitable RX items and Clinical Education Services.

100 Campus Drive, P.O. Box 789, Florham Park, New Jersey 07932-9200  (201) 966-9200  Fax (201) 966-5529

II.                                   MHA 2000 Provider Commitments:

a.               BJK/CHEM RX and all of it’s locations agree that Managed Healthcare Associates will act as it’s sole and exclusive LTC Group Purchasing Organization for pharmaceutical products. This will not limit the ability of the provider to enter into agreements of its own or utilize other group contracts that are not available from MHA, except for provision c.

b.              MHA 2000 Provider agrees to the confidential nature of our pricing program. Any reproduction or information sharing of these confidential prices and programs can be deemed grounds for contract termination.

c.               MHA 2000 Provider agrees to a contract utilization rate of a minimum of 70% on MHA 2000 contracts.

d.              MHA 2000 Provider agrees to a periodic contract compliance audit to further enhance the cost savings derived from participation in the MHA 2000 Program.

e.               MHA 2000 Provider agrees that products purchased under the MHA 2000 program are solely for eligible patients with the “own use” definition in the Portland Retailers Case (425 US 1 - 1976).

III.                               Program Termination:

a.               MHA 2000 Provider may terminate this agreement at any time by giving MHA Headquarters ninety (90) days written notice of it’s intention to succeed.

b.              MHA reserves the right to terminate this agreement if any of the MHA 2000 Provider commitments are not being complied to, as per the section entitled “Provider Commitments”.

c.               Termination shall not affect the rights and obligations of the parties occurring prior to the effective date of such termination.

This agreement shall be effective upon execution by both parties and shall be in effect for a period of two (2) years with an automatic renewable feature upon the anniversary date of aforementioned agreement.

Managed Healthcare Associates, Inc.		Provider

Name:	/s/ Raymond Schwartz	Name:	/s/ Mark Baldinger

Title:	V.P.O	Title:	VICE PRESIDENT, COO

Date:	7/11/95	Date:	7/5/95

NEW ADDENDUM TO MEMBERSHIP AGREEMENT

THIS ADDENDUM TO MEMBERSHIP AGREEMENT is made and entered into this 1st day of April, 2005 (“Addendum”), by and between MANAGED HEALTH CARE ASSOCIATES, INC., a New Jersey corporation and ChemRx a New York corporation (“Member”).

WHEREAS, the parties hereto are parties to a Membership Agreement dated July 5th, 1995. (“Membership Agreement”); and

WHEREAS, the parties hereto desire to continue the arrangement under the Membership Agreement as specifically amended and modified herein.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereby agree as follows:

1.                                       The Membership Agreement is hereby specifically amended as follows:

A.                                   The following additional terms and provisions shall be included in the Membership Agreement, effective as of the date and year first above written:

(i)                                     Member hereby agrees to engage MHA as its EXCLUSIVE group purchasing organization. Member warrants that all group purchasing organization purchases of products and services made on its behalf shall be under MHA-negotiated contracts. For the purposes of this Addendum, group purchasing organization purchases do not include purchases made through a wholesaler’s generic drug source program or generic purchases from any distributor or direct.

(ii)                                  In consideration for this exclusive arrangement, MHA agrees to waive all membership fees during the Amended and Renewal Terms (as hereinafter defined). In addition, MHA agrees to provide Member with such items as set forth on Exhibit A attached hereto.

B.                                     The provisions of the Membership Agreement regarding term and termination are hereby amended, effective as of the date and year first above written, as follows:

(i)                                     The term of the Membership Agreement is hereby deleted and replaced in its entirety, effective as of the date and year first above written, as follows:

“The initial term of the Membership Agreement shall be April 1, 2005 through June 30, 2006 (“Amended Term”). The Membership Agreement, including this Addendum, shall be automatically renewed for additional one-year periods unless at least thirty (30) days prior to the expiration of the Amended Term or any Renewal Term, MHA or Member shall provide written notice to the other of its desire to not renew the Membership Agreement.

2.                                       Except as amended pursuant to Section 1 of this Addendum and only to the extent amended hereby, all other terms and conditions of the Membership Agreement shall remain in full force and effect. If there are any conflicts between the terms of this Addendum, any previous addendum, or the Membership Agreement, the terms of this Addendum shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the day and year first set forth above.

MANAGED HEALTH CARE ASSOCIATES, INC.

By:	/s/ Raymond Schwartz
Name: Raymond Schwartz
Title: VPO

Chem RX

By:	/s/ Mark Baldinger
	Name:	Mark Baldinger
	Title:	VP COO

EXHIBIT A

This Exhibit Shall Remain Confidential And Not Be Disclosed To Any Third Party Without The Prior Written Consent Of MHA & Member Except In Accordance With The Membership Agreement.

In addition to the consideration stated in paragraph 1 (ii) of this Addendum, MHA will pay Member a rebate of 25% of all administrative fees actually collected by MHA for Member’s contract purchases through MHA’s portfolio of products and services with approved manufacturers and wholesalers. MHA will pay $25,000 at the end of each month, beginning on or around April 30th, 2005. Beginning on or around September 30, 2005 MHA will conduct quarterly reconciliations and will add or deduct the amount required to pay exactly 25% of all collected admin fees and provide members with documentation as to how numbers were arrived. MHA will then continue to pay $25,000 per month and conduct quarterly reconciliations on or around December 31, 2005, March 31st, 2006, and every quarter thereafter through the duration of the contract. MHA will adjust the monthly cash number as it becomes clear that Member’s earned administrative fees warrant such an increase or decrease. Should Member’s sales through MHA contracts “C Sales” become in excess of $100 million annually ($25 million per quarter) MHA will adjust the rebate percentage to 33% of administrative fees actually collected by MHA.

Within thirty (30) days following the end of each quarter, MHA shall provide Member with a document, whose final content and appearance shall be acceptable to both parties that details, by vendor, the amount of actual fees.

MHA agrees that Member’s engaging in “direct contracts” with vendors is not a violation of this agreement. Member agrees to make best efforts to have all contracts with vendors run through MHA’s purchasing program and to create a fair and equitable business relationship between Member and MHA when approached by vendors for direct contracts.

Member may redirect its IV solutions business to another vendor if and only if all of the following apply:

•                  The agreement is direct with a vendor that does not involve loading that vendor’s portfolio with any wholesales that service Member’s purchasing of other, non IV products.

•                  The pricing is materially better than MHA’s pricing for the same or similar items.

•                  The total aggregate amount of product purchased through this other entity is less than $500,000 per year.

AMENDMENT TO NEW ADDENDUM TO MEMBERSHIP AGREEMENT

THIS AMENDMENT TO NEW ADDENDUM TO MEMBERSHIP AGREEMENT (“Amendment”) is made and entered into this 1st of June 2006 (the “Effective Date”), by and between MANAGED HEALTH CARE ASSOCIATES, INC., a New Jersey corporation (“MHA”) and BJK, Inc., dba Chem Rx, at New York corporation (“Member”).

WHEREAS, the parties hereto are parties to a Membership Agreement dated July 5 1995 (“Membership Agreement”), as amended by that certain addendum, including most recently, the New Addendum to Membership Agreement, dated April 1, 2005 (“Addendum”); and

WHEREAS, the parties hereto desire to continue the arrangement under the Membership Agreement, as specifically further amended and modified herein.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1.                                       MHA and Member hereby agree that as of the Effective Date, the Addendum shall be specifically amended as follows:

A.                                   The Second sentence of Section 1.A.ii) of the Addendum shall be deleted in its entirety and without any force or effect. Such amendment to the Addendum shall be without any liability to or further obligation of MHA.

B.                                     Section 1.B.i) of the Addendum is hereby deleted and replaced in its entirety, effective as of the Effective Date, with the following:

“The term of this Membership Agreement shall be June 1, 2006 through May 31, 2009 (the “Amended Term”). This Membership Agreement, as amended, shall be automatically renewed for additional one (1) year periods (each, a “Renewal Term”) unless at least sixty (60) days prior to the expiration of the Amended Term or any Renewal Term, either party provides to the other party written notice of its desire to not renew this Membership Agreement.”

C.                                     The following additional terms and provisions shall be included in the Membership Agreement, effective as of the Effective Date:

i)                                         Member shall be eligible to receive certain rebates (as defined under the discounts safe harbor at 42 C.F.R. § 1001.952(h)) on the purchase of products and services (“Products and Services”) purchased under MHA negotiated vendor agreements, in accordance with the terms and conditions set forth on Exhibit A attached hereto and incorporated by reference herein.

2.                                       Except as amended pursuant to Section 1 of this Amendment and only to the extent amended hereby, all other terms and conditions of the Membership Agreement and the

Addendum (or any previous addendum to the extent not subsequently amended or modified), shall remain in full force and effect. If there are any conflicts between the terms of this Amendment, the Membership Agreement or the Addendum (or any previous addendum), the terms of this Amendment shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first set forth above.

MANAGED HEALTH CARE ASSOCIATES, INC.

By:	/s/ Stephen J. Andrew
Name: Stephen J. Andrew
Title: COO & CFO

BJK, INC., DBA CHEM RX

By:	/s/ Evan Selzer
Name: Evan Selzer
Title: Director of Purchasing

EXHIBIT A

Product and Services Rebates

1.                                       Calculation of Rebates.  Member shall be eligible to receive from MHA certain quarterly rebates (“Rebates”) for Purchases (as hereinafter defined) of Products and Services made under Approved Vendor Agreements (as hereinafter defined) during each calendar quarter of the Amended Term. The Rebates shall be equal to 36% of the administrative fees received by MHA for Member’s purchases of Products and Services (collectively, “Purchases”) on Approved Vendor Agreements during the applicable calendar quarter. “Approved Vendor Agreements” shall mean MHA-negotiated vendor, supplier or distributor (each, a “Vendor”) agreements under which Member Purchases are credited to MHA for purposes of determining MHA’s administrative fees thereunder.

2.                                       Payment of Rebates.  Payment of Rebates shall be made to Member on a quarterly calendar year basis and will be based on Purchases made during the immediately preceding calendar quarter; provided, however, that the Purchases for such immediately preceding calendar quarter have been credited to Member’s account and the corresponding administrative fees for such Purchases have been received by MHA.

3.                                       Purchasing Reports and Payment Adjustments.  The parties acknowledge and agree that the crediting and final reporting of Member Purchases to MHA generally occur three to six months after Member’s Purchases are made under an Approved Vendor Agreement. Accordingly, to account for the lag in such crediting and reporting, payment of Rebates for a particular calendar quarter will initially be estimated (“Estimated Rebates”) at $28,000 per month. As soon as the final crediting and reporting of Member’s Purchases under the Approved Vendor Agreement and corresponding administrative fees earned by MHA on such Purchases for the applicable quarter are available to MHA, it shall calculate the actual Rebates (“Actual Rebates”) earned by Member for such quarter. In the event the amount of the Estimated Rebates paid to Member is less than the amount of the Actual Rebates owed to Member hereunder, then MHA shall issue a rebate check for the difference to Member during the next following quarterly rebate payment cycle. Conversely, in the event the amount of the Estimated Rebates paid to Member is more than the amount of the Actual Rebates owed to Member, then the difference shall be deducted from Rebates due and owing to Member during the next following quarterly rebate payment cycle. Records maintained by MHA concerning Member’s Purchases and the administrative fees received by MHA for such Purchases shall control in the event of any dispute between the parties regarding the amount of any Rebates due to Member hereunder.

4.                                       Compliance with Law.  Member and MHA each agree that it will comply with all applicable laws, including the disclosure and reporting obligations under 42 U.S.C. § 1320a-7b(b), the regulations promulgated thereunder, including, without limitation, the discounts safe harbor regulations at 42 C.F.R. § 1001.952(h) and comparable state laws and regulations. The parties acknowledge and agree that the terms of the Membership Agreement, as amended, are commercially reasonable and have been negotiated in an arms-length transaction. Member represents and warrants that, except as otherwise permitted or required by applicable federal or state law, Member shall not influence or attempt to influence the prescribing practices of practitioners regarding the ordering of Products and Services covered by the Membership

Agreement, as amended. Moreover, it is acknowledged by the parties hereto that a central purpose of this arrangement is for Member to achieve price savings and cost-reduction and to promote quality patient care through increased access to competitive products and services.

5.                                       Responsibilities of MHA and Member.  MHA agrees that Member’s engaging in “direct contracts” with Vendors is not a violation of this Membership Agreement. Member agrees to make best efforts to have all contracts with Vendors run through MHA’s purchasing program and to create a fair and equitable business relationship between Member and MHA when approached by Vendors for direct contracts. Additionally, Member may redirect its IV solutions business to another vendor if and only if all of the following conditions apply:

•                  The agreement is direct with a vendor that does not involve loading that vendor’s portfolio with any wholesalers that service Member’s purchasing of other, non IV products;

•                  The pricing is materially better than MHA’s pricing for the same or similar items

ADDENDUM TO MEMBERSHIP AGREEMENT

THIS ADDENDUM TO MEMBERSHIP AGREEMENT is made and entered into this 27th day of June, 2006 (“Addendum”), by and between MANAGED HEALTH CARE ASSOCIATES, INC., a New Jersey corporation (“MHA”) and ChemRx New Jersey LLC, a Limited Liability Company organized under the laws of the state of New Jersey (“Member”).

WHEREAS, the parties hereto are parties to a Membership Agreement dated June 29, 2006 (“Membership Agreement”); and

WHEREAS, the parties hereto desire to continue the arrangement under the Membership Agreement as specifically amended and modified herein.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereby agree as follows:

1.                                       MHA and Member hereby agree that the Membership Agreement is specifically amended as follows, such amendments to take effect upon the date and year first above written:

A.                                   The following additional terms and provisions shall be added to and included in the Membership Agreement:

i)                                         For and in consideration of the mutual promises and covenants contained in this Addendum and the Membership Agreement and other good and valuable consideration, Member hereby agrees to engage MHA as its exclusive group purchasing organization. Accordingly, Member warrants that all group purchasing organization purchases of products and services (“Products and Services”) made on its behalf shall be under MHA-negotiated vendor contracts. For the purposes of this Addendum and the Membership Agreement, group purchasing organization purchases do not include purchases made through a wholesaler’s generic drug source program.

B.                                     Section 11 of the Membership Agreement concerning the payment of membership dues shall be deleted and be without any force or effect.

C.                                     The provisions of the Membership Agreement regarding term and termination are hereby amended as follows:

i)                                         Any provisions of the Membership Agreement that permit the Member to terminate the Membership Agreement without cause shall be deleted in their entirety and shall be without force or effect.

ii)                                      The term of the Membership Agreement is hereby deleted and replaced in its entirety as follows:

The initial term of the Membership Agreement shall begin on            1, 200    and terminate on May 31, 2009 (“Amended Term”). The

Membership Agreement, including this Addendum, shall be automatically renewed for additional one-year periods (each additional one-year period, a “Renewal Term”), unless at least sixty (60) days’ prior to the expiration of the Amended Term or any Renewal Term, MHA or Member shall provide written notice to the other of its desire to not renew the Membership Agreement.

D.                                    The following additional terms and provisions shall be included in the Membership Agreement, effective as of the Amended Term:

i)                                         Member shall eligible to receive certain rebates (as defined under the discounts safe harbor at 42 C.F.R. § 1001.952(h)) on the purchase of products and services (“Products and Services”) purchased under MHA negotiated vendor agreements, in accordance with the terms and conditions set forth on Exhibit A attached hereto and incorporated by reference herein.

ii)                                      In the event that any provision of this Addendum or the Membership Agreement is determined to be contrary to applicable law, either party hereto may immediately terminate this Addendum and the Membership Agreement or amend the contrary provision in accordance with such applicable law and continue to perform its obligations hereunder and there under.

2.                                       Except as amended pursuant to Section 1 of this Addendum and only to the extent amended hereby, all other terms and conditions of the Membership Agreement shall remain in full force and effect. If there are any conflicts between the terms of this Addendum, any previous addendum, or the Membership Agreement, the terms of this Addendum shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the day and year first set forth above.

MANAGED HEALTH CARE ASSOCIATES, INC.

By:	/s/ Stephen J. Andrew
Name: Stephen J. Andrew
Title: Chief Operating Officer and Chief Financial Officer

ChemRx of New Jersey, LLC

By:	/s/ Michael Segal
Name: Michael Segal
Title: President

Agreement, as amended. Moreover, it is acknowledged by the parties hereto that a central purpose of this arrangement is for Member to achieve price savings and cost-reduction and to promote quality patient care through increased access to competitive products and services.

5.                                       Responsibilities of MHA and Member.  MHA agrees that Member’s engaging in “direct contracts” with Vendors is not a violation of this Membership Agreement. Member agrees to make best efforts to have all contracts with Vendors run through MHA’s purchasing program and to create a fair and equitable business relationship between Member and MHA when approached by Vendors for direct contracts. Additionally, Member may redirect its IV solutions business to another vendor if and only if all of the following conditions apply:

•                  The agreement is direct with a vendor that does not involve loading that vendor’s portfolio with any wholesalers that service Member’s purchasing of other, non IV products;

•                  The pricing is materially better than MHA’s pricing for the same or similar items

1st AMENDMENT TO

MHA LONG TERM CARE NETWORK, INC.

PARTICIPATING PROVIDER AGREEMENT

The participating LTC Pharmacy Agreement between MHA Long Term Care Network, Inc. (“Network”) and ChemRx of New Jersey, LLC (“LTC Pharmacy”) (“Agreement”) is hereby amended, effective

Exhibit A, which provides for an administrative fee equal to Five ($.05) Cents for each claim LTC Pharmacy submits and which is successfully adjudicated is deleted and replaced in its entirety with the following new Exhibit A:

EXHIBIT A

FEES DUE TO NETWORK

LTC Pharmacy shall pay Network an administrative fee equal to Three ($.03) Cents for each claim LTC Pharmacy submits and which is successfully adjudicated and paid by a Third Party Payor which has contracted with Network (“Administrative Fee”).

LTC Pharmacy agrees that a Third Party Payor may withhold the amount of the above administrative fee from the payments otherwise due to LTC Pharmacy from the Third-Party Payor and may pay the administrative fee directly to Network.

In the event a Third-Party Payor does not withhold the amount of the administrative fee, LTC Pharmacy shall pay Network the administrative fee within 30 days of Network’s bill for such administrative fee.

Except as set forth above, the Agreement remains in full force and effect.

Dated:	, 2006

MHA Long Term Care Network, Inc.

		By:	/s/ Douglas A. Present
Douglas A. Present
CEO-MHA LTC Network, Inc.